Exhibit 99.1

SYNAGEVA BIOPHARMA ANNOUNCES COMPLETION OF MERGER WITH TRIMERIS

- Creates Clinical Stage Public Company Focused on Development of Rare Disease Therapeutics -

LEXINGTON, Mass, November 3, 2011 – Synageva BioPharma Corp., (“Synageva”) (NASDAQ:GEVA) a clinical stage biopharmaceutical company developing therapeutic products for rare disorders has announced that following the special meeting of shareholders on November 2, 2011, the Synageva and Trimeris, Inc. merger has closed.

The combined company, which now trades on the NASDAQ Global Market under the symbol “GEVA”, is called Synageva BioPharma Corp. and operates under the leadership of Sanj K. Patel, President and Chief Executive Officer. The company’s board of directors consists of representatives from both the former Synageva and Trimeris boards.

“The closing of this merger marks a significant milestone for Synageva. The company has made the important transition from a private to a public company using an approach which provides an immediate increase in financial resources as well as an ongoing royalty stream and a NASDAQ listing,” said Sanj K. Patel, President and Chief Executive Officer of Synageva. These funds will be used to advance our LAL Deficiency program towards commercialization and progress our other promising drug candidates. We remain focused on developing treatments that make a meaningful impact on the lives of patients suffering from rare diseases.”

Prior to the merger, Trimeris effected a 1-for-5 reverse stock split of its outstanding common stock. After giving effect to the reverse stock split, each former share of Synageva (on an as converted basis) was converted into the right to receive approximately 0.413 shares of the combined company’s common stock. All options and warrants of Synageva that were outstanding prior to the merger were assumed by the combined company in the merger. The combined company has approximately 17.5 million shares outstanding and, on a fully diluted basis, 19.4 million shares.

About Synageva’s Lead Program

SBC-102 is being developed as an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, a lysosomal storage disorder (LSD). The product is a recombinant form of the human LAL enzyme. SBC-102, currently being evaluated in global Phase I/II clinical trials, has been granted orphan designations by the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency, and fast track designation by the FDA.

About LAL Deficiency

Lysosomal Acid Lipase Deficiency is a rare, autosomal recessive lysosomal storage disorder (LSD) that is caused by a marked decrease or almost complete absence of the lysosomal enzyme, lysosomal acid lipase (LAL). Late onset LAL Deficiency, sometimes called Cholesteryl Ester Storage Disease (CESD), affects both children and adults. In these patients, the buildup of fatty material in the liver, spleen and blood vessel walls leads to complications resulting in significant morbidity and mortality. Early onset LAL Deficiency, sometimes called Wolman Disease, affects infants in the first year of life and is characterized by growth failure, malabsorption, steatorrhea, profound weight loss, and hepatomegaly and is rapidly fatal, usually within the first year of life.

About Synageva BioPharma Corp.

Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical need. Synageva has several protein therapeutics in its pipeline, including two enzyme replacement therapies for lysosomal storage disorders and two additional programs for other life-threatening genetic conditions for which there are currently no approved treatments. The company has assembled a team with a proven record of bringing orphan therapies to patients. Further information regarding Synageva BioPharma Corp. is available at http://www.synageva.com.

Forward-Looking Statements

Statements in this press release regarding the combined company’s cash; expectations and prospects of the development of the combined company’s product candidates; the combined company’s management and board of directors; and any other statements about Trimeris’ or Synageva’s management teams’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “plans,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risk that Synageva ’s product candidates do not demonstrate safety and/or efficacy in clinical trials; the risks associated with reliance on collaborative partners; risks involved with development and commercialization of product candidates; risks relating to the combined company’s ability to obtain the substantial additional funding required to conduct its development and commercialization activities; the potential inability of the combined company to obtain, maintain and enforce patent and other intellectual property protection for its products, discoveries and drug candidates; and other risks and uncertainties more fully described in Trimeris’ Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, each as filed with the SEC, as well as the other filings that Trimeris makes with the SEC. Investors and stockholders are also urged to read the risk factors set forth in the joint proxy statement/prospectus filed with the SEC on October 13, 2011 carefully.

In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this release.

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Contact for Synageva:

Kelley Forrest

Tel: (781) 357-9900

kelley.forrest@synageva.com